                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
------                                             -----------------------------
FORM 3                                                      OMB APPROVAL
------                                             -----------------------------
                                                   OMB Number:  3235-0104
                                                   Expires:  September 30, 1998
                                                   Estimated average burden
                                                   hours per response ...... 0.5
                                                   -----------------------------


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES



    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)
--------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   KINGDON CAPITAL MANAGEMENT CORP.
--------------------------------------------------------------------------------
  (Last)                             (First)                         (Middle)

   152 West 57th Street
--------------------------------------------------------------------------------
                                    (Street)

   New York                           NY                             10019
--------------------------------------------------------------------------------
  (City)                             (State)                          (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

    10/22/96
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   ALYN CORPORATION; "ALYN"
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5. Relationship of Reporting Person to Issuer
       (Check all applicable)


                  Director                   X     10% Owner
           -----                           ------

                  Officer (give                    Other (specify
           -----           title below)    ------         below)


                   ----------------------------------

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6. If Amendment, Date of Original   (Month/Day/Year)


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7. Individual or Joint/Group Filing
   (Check Applicable Line)
   Form filed by One Reporting Person
---
 X Form filed by More than One Reporting Person
---

--------------------------------------------------------------------------------

                                      Table 1 -- Non-Derivative Securities Beneficially Owned

1. Title of Security          2. Amount of Securities         3. Ownership Form:        4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                    Beneficially Owned              Direct (D) or             (Instr. 5)
                                 (Instr. 4)                      Indirect (I)
                                                                 (Instr. 5)
--------------------------    ---------------------------      -----------------        ------------------------------------------

Common Stock, $.001 par value        1,246,400                         I                By M. Kingdon Offshore NV*
--------------------------    ---------------------------      -----------------        ------------------------------------------
Common Stock, $.001 par value          420,800                         I                By Kingdon Associates, L.P.*
--------------------------    ---------------------------      -----------------        ------------------------------------------
Common Stock, $.001 par value           80,000                         I                By Kingdon Partners, L.P.*
--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 5(b)(v)




                                                                         (Over)
                                                  Page 1 of 4   SEC 1473 (7-96)


FORM 3 (continued)                       Table II -- Derivative Securities Beneficially Owned
                                    (e.g., puts, calls, warrants, options, convertible securities)
----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security   2. Date Exer-   3. Title and Amount of Securities  4. Conversion   5. Ownership    6. Nature of
   (Instr. 4)                        cisable and     Underlying Derivative Security     or Price of     Form of         Indirect
                                     Expiration     (Instr. 4)                          Derivative      Derivative      Beneficial
                                     Date                                               Security        Security:       Ownership
                                    (Mont/Day/                                                         Direct (D)     (Instr. 5)
                                     Year)                                                              or
                                  ------- ------- ---------------------------------                     Indirect (I)
                                  Date    Expira-                            Amount                    (Instr. 5)
                                  Exer-   tion                               or
                                  cisable date             Title             Number
                                                                             of
                                                                             Shares
-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

===============================   ======= =======  ========================  ====== =============== =============== =============

Explanation of Responses:

* Reporting Person has voting or investment control over shares held by these entities.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                              Kingdon Capital Management Corp.

                              /s/ Peter Cobos                       10/22/96
                              -------------------------------    --------------
                              **Signature of Reporting Person         Date

                              Peter Cobos, Controller,
                              on behalf of Kingdon Capital Management
                              Corp. and designated filer on behalf of
                              the Reporting Persons listed on the
                              attached page.

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a valid OMB Number.

                  Signature Page for Other Reporting Persons
                  ------------------------------------------

     M. KINGDON OFFSHORE NV

     By:   Kingdon Capital Management
           Corp., as its Investment Advisor

     By  /s/ Peter Cobos
        -------------------------------------
        Name:  Peter Cobos

     KINGDON ASSOCIATES, L.P.

     By:   Peter Cobos, a General Partner
         /s/ Peter Cobos
     ----------------------------------------
     Peter Cobos

     KINGDON PARTNERS, L.P.

     By:   Peter Cobos, a General Partner
         /s/ Peter Cobos
     ----------------------------------------
     Peter Cobos

                               Designated Filer
                               ----------------

                       Kingdon Capital Management Corp.
                  Date of Event Requiring Statement--10/22/96
                        Issuer Name - Alyn Corporation
                            Trading Symbol - "ALYN"



Other Reporting Persons
-----------------------

M. Kingdon Offshore NV
152 West 57th Street
New York, N.Y. 10019

Kingdon Associates, L.P.
152 West 57th Street
New York, N.Y. 10019

Kingdon Partners, L.P.
152 West 57th Street
New York, N.Y. 10019